Nesbitt Burns Securities Inc.
20th Floor East
111 West Monroe Street
Chicago, Illinois 60603

                             THE CHERRY CORPORATION
                        OFFER TO PURCHASE FOR CASH UP TO
                  1,687,500 SHARES OF ITS CLASS A COMMON STOCK
               AND/OR 562,500 SHARES OF ITS CLASS B COMMON STOCK
                  AT A PURCHASE PRICE NOT GREATER THAN $15.50
                         NOR LESS THAN $13.25 PER SHARE

   THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MONDAY, DECEMBER 21, 1998, UNLESS THE OFFER IS EXTENDED.

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

    The Cherry Corporation, a Delaware corporation (the "Company"), has appointed us to act as Dealer Manager in connection with its offer to purchase for cash 1,687,500 shares of its Class A Common Stock, par value $1.00 per share (the "Class A Shares"), and/or 562,500 shares of its Class B Common Stock, $1.00 par value per share (the "Class B Shares" and with the Class A Shares collectively, the "Shares"), or such lesser number of shares as are properly tendered, at a price per Class A Share and a price per Class B Share not greater than $15.50 nor less than $13.25 per share in cash, without interest thereon, as specified by its shareholders tendering their Shares, upon the terms and subject to the conditions set forth in its Offer to Purchase, dated November 17, 1998, and in the related Letter of Transmittal (which together as amended or supplemented from time to time constitute the "Offer").

    The Company will, upon the terms and subject to the conditions of the Offer, determine a single per share price for the Class A Shares and a single per share price for the Class B Shares, each not greater than $15.50 nor less than $13.25 per share, net to the seller in cash, without interest thereon (each a "Purchase Price"), that it will pay for the Class A Shares and the Class B Shares properly tendered pursuant to the Offer, taking into account the number of Shares of each class so tendered and the prices for each class specified by tendering shareholders. The Company will select the lowest Purchase Price for Class A Shares that will allow it to buy 1,687,500 Class A Shares, or such lesser number as are properly tendered. The Company will select the lowest Purchase Price for Class B Shares that will allow it to buy 562,500 Class B Shares, or such lesser number as are properly tendered. The Company may select a different Purchase Price for each class of Shares. All Shares of a class properly tendered at prices at or below the Purchase Price for that class and not withdrawn will be purchased at such Purchase Price, upon the terms and subject to the conditions of the Offer, including the proration and conditional tender provisions. Shares tendered at prices greater than the applicable Purchase Price and Shares not purchased because of proration or conditional tender will be returned. The Company reserves the right, in its sole discretion, to purchase more than 1,687,500 Class A Shares and/or 562,500 Class B Shares pursuant to the Offer. See Sections 1 and 15 of the Offer to Purchase.

    The Purchase Price will be paid in cash, net to the seller, without interest thereon, with respect to all Shares purchased. Shares tendered at prices greater than the applicable Purchase Price and Shares not purchased because of proration or conditional tenders will be returned.

    THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 7 OF THE OFFER TO PURCHASE.

    For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1.  Offer to Purchase, dated November 17, 1998;

2. Letter to Clients which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

3. Letter, dated November 17, 1998, from Peter B. Cherry, Chairman and President of the Company, to shareholders of the Company;

4. Letter of Transmittal for your use and for the information of your clients (together with accompanying Form W-9); and

5. Notice of Guaranteed Delivery to be used to accept the Offer if the Share certificates and all other required documents cannot be delivered to the Depositary by the Expiration Date or if the procedure for book-entry transfer cannot be completed on a timely basis.

    WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MONDAY, DECEMBER 21, 1998, UNLESS THE OFFER IS EXTENDED.

    No fees or commissions will be payable to brokers, dealers or any person for soliciting tenders of Shares pursuant to the Offer other than fees paid to the Dealer Manager, the Information Agent or the Depositary as described in the Offer to Purchase. The Company will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to the beneficial owners of Shares held by you as a nominee or in a fiduciary capacity. The Company will pay or cause to be paid any stock transfer taxes applicable to its purchase of Shares, except as otherwise provided in Instruction 7 of the Letter of Transmittal.

    In order to take advantage of the Offer, a duly executed and properly completed Letter of Transmittal and any other required documents should be sent to the Depositary with either certificate(s) representing the tendered Shares or confirmation of their book-entry transfer, all in accordance with the instructions set forth in the Letter of Transmittal and Section 3 of the Offer to Purchase.

    As described in Section 3 of the Offer to Purchase, tenders may be made without the concurrent deposit of stock certificates or concurrent compliance with the procedure for book-entry transfer if such tenders are made by or through a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of a recognized signature guarantee medallion program within the meaning of Rule 17Ad-15 under the Exchange Act. Certificates for Shares so tendered (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at the "Book-Entry Transfer Facility" described in the Offer to Purchase), together with a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal, must be received by the Depositary within three (3) Nasdaq National Market trading days after timely receipt by the Depositary of a properly completed and duly executed Notice of Guaranteed Delivery.

    Any inquiries you may have with respect to the Offer should be addressed to Nesbitt Burns Securities Inc. or to the Information Agent at their respective addresses and telephone numbers set forth on the back cover page of the Offer to Purchase.

    Additional copies of the enclosed material may be obtained from the undersigned, telephone: (877) 461-2900 (toll free) or from the Information Agent, Morrow & Co., Inc., telephone: (800) 566-9061 (toll free), call collect
(212) 754-8000; and, banks and brokerage firms, please call: (800) 662-5200 (toll free).

                                        Very truly yours,
                                        Nesbitt Burns Securities Inc.

Enclosures

    NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF THE COMPANY OR ANY OF ITS AFFILIATES, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

                                       3